Exhibit 10.3

Execution Version

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2026 (the “Execution Date”), is entered into by and between CID HOLDCO, INC., a Delaware corporation (the “Company”), and WHITE LION CAPITAL, LLC, a Nevada limited liability company (the “Buyer”). Each capitalized term used herein shall have the meaning ascribed thereto in Section 10 below, or as otherwise defined herein.

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement senior secured convertible promissory notes of the Company, in the form attached hereto as Exhibit A, up to an aggregate principal amount of $2,875,000 as set forth on the Issuance Schedule attached hereto (such notes, together with any note(s) issued in replacement thereof or as a dividend thereon or otherwise with respect thereto in accordance with the terms thereof, the “Notes”), convertible into shares (the “Conversion Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), pursuant to the terms of the Notes; and

WHEREAS, as an inducement to enter into this Agreement, the Company has agreed to enter into that certain Common Stock Purchase Agreement by and between the Company and Buyer, dated April 17, 2026 in the form attached hereto as Exhibit B (the “ELOC Agreement”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1.	PURCHASE AND SALE OF SECURITIES.

(a)	Closings.

(i)	On the First Closing Date (as defined below), the Company shall sell and issue to the Buyer and the Buyer shall purchase a Note in such principal amount, and for such funding price, as set forth on the Issuance Schedule under “First Closing” (the “First Closing”), which such funding amount shall be $230,000 for the First Closing (the “Funding Amount”). The date on which Buyer funds such Note shall be the “First Funding Date.”

(ii)	Subject to the mutual discretion and mutual written authorization of the Company and the Buyer, on each Subsequent Closing Date (as defined below), the Company shall sell and issue to the Buyer and the Buyer shall purchase a Note in such principal amount, and for such funding price, set forth on the Issuance Schedule under “Subsequent Closings” (the “Subsequent Closings”), which such funding amount shall be equal to the Funding Amount. Each date on which Buyer funds any such Note shall be a “Subsequent Funding Date.” Each of the First Closing and the Subsequent Closings shall be referred to herein as a “Closing.” Each of the First Funding Date and the Subsequent Funding Dates shall be referred to herein as a “Funding Date.”

(iii)	For the avoidance of doubt, (A) neither the Company or the Buyer shall have any obligation to sell, issue, or purchase any Note pursuant to any Subsequent Closing on an Optional Subsequent Closing Date, and (B) each Subsequent Funding shall require affirmative, mutual written authorization of the Company and the Buyer at the time of such Subsequent Funding.

(b)	Closing Dates.

(i)	Subject to the mutual written authorization of the Company and the Buyer and the satisfaction (or written waiver) of the conditions set forth in Section 7 and Section 8 below, the date of the purchase, issuance and sale of the Note constituting the First Closing pursuant to this Agreement (the “First Closing Date”) shall be within one (1) Trading Day (i) after the date of the Company’s filing of the Registration Statement with the SEC (as described and defined under Section 5(f) below) and (ii) after the date of the Company’s filing of the Preliminary Proxy Statement with the SEC (as described and defined in Section 5(g) below).

(ii)	Subject to the mutual written authorization of the Company and the Buyer and the satisfaction (or written waiver) of the conditions set forth in Section 7 and Section 8 below, the date of the purchase, issuance and sale of the Note constituting the Subsequent Closing immediately following the First Closing Date (the “First Required Subsequent Closing Date”) shall occur on the date that is the later of (i) the date that is one (1) month after the First Closing Date, (ii) the date that is one (1) Trading Day after the date the Registration Statement (defined in Section 5(f) below) is declared effective by the SEC, and (ii) the date that is one (1) Trading Day after the date on which Stockholder Approval (as defined in Section 5(g) below) is obtained.

(iii)	Subject to the mutual written authorization of the Company and the Buyer and the satisfaction (or written waiver) of the conditions set forth in Section 7 and Section 8 below, the dates of the purchase, issuance and sale of the Note constituting the Subsequent Closing immediately following the First Required Subsequent Closing Date (the “Second Required Subsequent Closing Date” and together with the First Required Subsequent Closing Date, the “Required Subsequent Closing Dates”) shall occur on the date that is the later of (i) the date that is two (2) months after the First Closing Date, (ii) the date that is one (1) Trading Day after the date the Registration Statement (defined in Section 5(f) below) is declared effective by the SEC, and (ii) the date that is one (1) Trading Day after the date on which Stockholder Approval (as defined in Section 5(g) below) is obtained.

(iv)	Subject to the mutual written authorization of the Company and the Buyer and the satisfaction (or written waiver) of the conditions set forth in Section 7 and Section 8 below, the dates of the purchase, issuance and sale of any Note constituting any Subsequent Closing following the Second Required Subsequent Closing Date (each, an “Optional Subsequent Closing Date”, and together with the Required Subsequent Closing Dates, the “Subsequent Closing Dates”) shall occur on such date as is mutually agreed upon in writing by the Company and the Buyer.

(c)	Accelerated Funding. Notwithstanding anything to the contrary set forth in this Section 1, the Company may elect in its sole discretion that the full remaining principal amount of the Notes be funded in a single disbursement, and the Company shall sell and issue to the Buyer and the Buyer shall purchase the remaining Notes (an “Accelerated Funding”) if at the time of such election: (i) the Company has received a bona fide purchase order that qualifies for factoring by a traditional commercial factor at a factoring rate of less than three percent (3%) per month, and (ii) such purchase order has a face value of no less than Five Million Dollars ($5,000,000). The Company shall provide Buyer with written notice of its election to exercise Accelerated Funding, together with reasonable documentation evidencing the qualifying purchase order and indicative factoring terms, no later than five (5) business days prior to the disbursement of the Accelerated Funding amount.

(d)	Form of Payment. On a Funding Date, the Buyer shall deliver the Funding Amount by wire transfer of immediately available funds, in accordance with the Company’s written wiring instructions.

(e)	Original Issue Discount. Each Note shall be purchased at a price reflecting the Original Issue Discount.

(f)	ELOC Agreement. At the First Closing, the Company shall deliver to the Buyer an executed copy of the ELOC Agreement and all of the ancillary documents contemplated by the ELOC Agreement.

(g)	Registration Rights Agreement. At the First Closing, the Company shall deliver to the Buyer an executed copy of the Registration Rights Agreement and all of the ancillary documents contemplated by the Registration Rights Agreement.

(h)	Legal Document Fee. The Company shall reimburse the Buyer a non-accountable amount of $20,000 at the First Closing and shall be withheld by the Buyer from the Funding Amount at such First Closing.

2.	REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Company that:

(a)	Investment Purpose. As of the Execution Date, the Buyer is purchasing the Securities for its own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the foregoing representation and warranty, the Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of all or any portion of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(b)	Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(c)	Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer or its advisors. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Notwithstanding the foregoing, except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Borrower covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Holder or its agents or counsel with any information that constitutes, or the Borrower reasonably believes constitutes, material non-public information, unless prior thereto the Holder shall have consented in writing to the receipt of such information and agreed with the Borrower to keep such information confidential. The Borrower understands and confirms that the Holder shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower. To the extent that the Borrower delivers any material, non-public information to the Investor without such prior written consent, the Borrower hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Borrower, any of its Subsidiaries, or any of their respective officers, directors, agents, employees, or affiliates, not to trade on the basis of, such material, non-public information, provided that the Investor shall remain subject to applicable law. The Borrower represents that as of the Effective Date, except with respect to the material terms and conditions of the transaction contemplated by the Transaction Documents, neither it nor any other Person acting on its behalf has previously provided the Holder or its agents or counsel with any information that constitutes, or the Borrower reasonably believes constitutes, material non-public information. After the Effective Date, to the extent that any notice or communication made by the Borrower, or information provided by the Borrower, to the Investor constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Borrower shall simultaneously file such notice or other material information with the SEC pursuant to a Current Report on Form 8-K. The Borrower understands and confirms that the Holder shall be relying on the foregoing representation in effecting transactions in securities of the Borrower.

(d)	Authorization; Enforcement. This Agreement has been duly and validly authorized by the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer, and this Agreement constitutes a valid and binding agreement of the Buyer enforceable in accordance with its terms.

(e)	Accredited Investor Status. The Buyer is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act by reason of Rule 501(a)(3) (an “Accredited Investor”), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

(f)	General Solicitation. The Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer that as of the Execution Date and as of each Closing Date and as of each Funding Date (or as of such other time expressly specified below):

(a)	Corporate Governance Compliance:

(i) Issuance of Note and Conversion Shares. Each Note has been duly authorized and is being validly issued to the Buyer. The Conversion Shares have been duly authorized and fully reserved for issuance and, upon conversion of a Note in accordance with its terms, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The Conversion Shares shall not be subject to pre-emptive rights or other similar rights of stockholders of the Company (except to the extent already waived) and will not impose personal liability upon the holder thereof, other than restrictions on transfer provided for in the Transaction Documents and under the Securities Act.

(ii) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Subsidiaries is an entity duly incorporated or otherwise organized, and, to the extent any Subsidiary is a Material Subsidiary as defined below, such Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Material Subsidiaries is not in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its Material Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, have or reasonably be expected to result in a Material Adverse Effect proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(iii) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(iv) Capitalization. As of the Execution Date, the authorized capital stock of the Company is as set forth in the SEC Documents (as defined below). The Company has filed in its SEC Documents true and correct copies of the Company’s Certificate of Incorporation as in effect on the Execution Date, the Company’s bylaws, as in effect on the Execution Date, and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto.

(v) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance of the Conversion Shares) will not (a) result in a violation of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any Subsidiary is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect), nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to issue the Conversion Shares or to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents (other than any SEC, FINRA or state securities filings that may be required to be made by the Company subsequent to Closing).

(b)	SEC and Offering Compliance:

(i) SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act for the Company to be deemed fully “fully reporting” and “current” and in compliance with the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, and in compliance with the Rule 144(c)(1) under the Securities Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). The SEC Documents comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Financial Statements. The financial statements of the Company included in its SEC Documents (the “Financial Statements”) comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC as well as other applicable rules and regulations with respect thereto. Such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such Financial Statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its Financial Statements or otherwise that would be reasonably likely to have a Material Adverse Effect. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Buyer or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Buyer will rely on the foregoing representation in effecting transactions in securities of the Company.

(iii) Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Buyer is neither (i) an officer or director of the Company or any of its Subsidiaries, nor (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(iv) No Integrated Offering. Neither the Company, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Buyer. The issuance of the Securities to the Buyer will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Company or its securities.

(v) Brokers. No broker is entitled to a commission payable by the Company in connection with the transactions contemplated by this transaction and the Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby. Any all fees due to any brokers shall be paid and satisfied by the Company at the Closing.

(vi) Disclosure. All information relating to or concerning the Company or any of its Subsidiaries set forth in this Agreement and provided to the Buyer in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company’s reports filed under the Exchange Act are being incorporated into a qualified filing pursuant to Regulation of the Securities Act, by the Company under the Securities Act).

(vii) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)(viii) under the Securities Act (each, a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyers a copy of any disclosures provided thereunder.

(viii) Other Covered Persons. The Company is not aware of any Person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of buyers or potential purchasers in connection with the sale of any Regulation D Securities.

(ix) No General Solicitation; Placement Agent. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Neither the Company nor any of its Subsidiaries has engaged any placement agent in connection with the sale of the Securities. In the event that a broker-dealer or other agent or advisory is engaged by the Company subsequent to the Closing, the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby in connection with the sale of the Securities. The Company shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

(x) Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xi) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(xii) Compliance with Rule 15c2-11. On the Closing Date, and at all times that any of the Securities remain outstanding, the Company shall maintain as publicly available all information required by paragraph (b) of Rule 15c2-11 of the Exchange Act (as effective on September 26, 2021), as amended, such that brokers or dealers attempting to publish any quotation for the Common Stock or, directly or indirectly, to submit any such quotation for publication, shall be able to comply with Rule 15c2-11(a).

(c)	Operations Related:

(i) Absence of Certain Changes. No event has occurred that would have a Material Adverse Effect on the Company or any Subsidiary that has not been disclosed in the SEC Documents.

(ii) Absence of Litigation. Except as disclosed in the SEC Documents, there are no actions, suits, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect or would require disclosure under the Securities Act or the Exchange Act. No judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. Except as disclosed in the SEC Documents there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary or any current or former director or officer of the Company or any Subsidiary.

(iii) Patents, Copyrights, etc. The Company and the Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted (“Intellectual Property”). None of the Company’s nor any Subsidiary’s Intellectual Property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the Execution Date other than by default under agreements that grant such rights. The Company does not have any Knowledge of any infringement by the Company and/or any Subsidiary of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company’s Knowledge, being threatened against, the Company and/or any Subsidiary regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

(iv) Tax Status. The Company and each of its Material Subsidiaries has made or filed all federal and material state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Material Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

(v) Certain Transactions. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary, and to the Knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(vi) Permits; Compliance. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and there is no action pending or, to the Knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

(vii) Environmental Matters. The Company is in compliance with all applicable Environmental Laws in all respects except where the failure to comply does not have and could not reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing: “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, the environment or any Hazardous Material.

(viii) Title to Property. Except as disclosed in the SEC Documents, the Company and each Subsidiary has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any Subsidiary is held under valid, subsisting and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

(ix) Internal Accounting Controls. Except as disclosed in the SEC Documents the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it.

(x) Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(xi) Insurance. The Company and each Material Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and each Material Subsidiary is engaged. Neither the Company, nor any Material Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it or any Material Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

(xii) No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in the SEC Documents, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether due or to become due) other than those liabilities or obligations that are disclosed in the Financial Statements or which do not exceed, individually in excess of $50,000 and in the aggregate in excess of $200,000. The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the Execution Date and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for in the Financial Statements.

(xiii) Management. During the past five year period, no current or former officer or director or, to the Knowledge of the Company, stockholder of the Company or any of its Subsidiaries has been the subject of any matter that would require disclosure under Paragraph (f) of Rule 401 of Regulation S-K that has not been publicly disclosed.

(xiv) Assets; Title. Each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, as applicable, all of its properties and assets, free and clear of all Liens except (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, and (iv) such as have been disposed of in the ordinary course of business. To the Company’s Knowledge, all tangible personal property owned by the Company and its Subsidiaries has been maintained in good operating condition and repair, except (x) for ordinary wear and tear, and (y) where such failure would not have a Material Adverse Effect. To the Company’s Knowledge, all assets leased by the Company or any of its Subsidiaries are in the condition required by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof. To the Company’s Knowledge, the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(xv) Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Subsidiaries as owned by the Company or such Subsidiary.

(xvi) Books and Records. To the Company’s Knowledge, the books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all information relating to the respective businesses of the Company and its Subsidiaries, the nature, acquisition, maintenance, location and collection of each of their respective assets, and the nature of all transactions giving rise to material obligations or accounts receivable of the Company or its Subsidiaries, as the case may be, except where the failure to so reflect such information would not have a Material Adverse Effect. To the Company’s Knowledge, the minute books of the Company and its Subsidiaries contain accurate records in all material respects of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors, and other governing Persons of the Company and its Subsidiaries, respectively.

(xvii) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(d)	General

(i) Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Conversion Shares upon conversion of the Notes. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of a Note is absolute and unconditional regardless of the dilutive effect that such issuances may have on the ownership interests of other stockholders of the Company.

(ii) Breach of Representations and Warranties by the Company. If the Company breaches any of the representations or warranties set forth in this Section 3, and in addition to any other remedies available to the Buyer pursuant to this Agreement, it will be considered an Event of Default.

(iii) Absence of Schedules. In the event that at the Closing Date, the Company does not deliver and attach hereto any disclosure schedule contemplated by this Agreement, the Company hereby acknowledges and agrees that (i) each such undelivered disclosure schedule shall be deemed to read as follows: “Nothing to Disclose”, and (ii) the Buyer has not otherwise waived delivery of such disclosure schedule.

4.	GENERAL COVENANTS.

(a)	Best Efforts. The parties shall use their commercially reasonable best efforts to satisfy timely each of the conditions described in Section 7 and 8 of this Agreement.

(b)	Use of Proceeds. The Company shall use the proceeds from the sale of the Notes and each Funding to make its scheduled monthly payments under the senior secured convertible note issued by the Company to J.J. Astor & Co., a Utah corporation (“J.J. Astor”) pursuant to that certain Loan Agreement dated as of December 4, 2025, by and between the Company and J.J. Astor (including any default amount and accrued interest thereon). In such connection, the Buyer shall wire the proceeds of each Funding directly to a bank account designated by J.J. Astor, each of which payment shall reduce the outstanding principal amount of the senior secured convertible notes issued to J.J. Astor (the “J.J. Astor Notes”) and shall be applied to reduce the monthly instalment payments in the J.J. Astor Notes in the order of the next maturing indebtedness.

(c)	Payment of Balance of J.J. Astor Notes. Subject to satisfaction of the conditions set forth in the ELOC Agreement and the Registration Rights Agreement, the Company shall apply not less than 80% of all net proceeds received from the Buyer’s purchase of Common Stock under the ELOC Agreement to prepay the remaining balances due under the J.J. Astor Notes, until the same shall have been paid in full.

(d)	Financial Information. The Company agrees to send or make available the following reports to the Buyer until the Buyer transfers, assigns, or sells all of the Securities: (i) within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; (ii) within five (5) days after upload or filing, any filings made in the SEC Documents, (iii) within one (1) day after release, copies of all press releases issued by the Company or any of its Subsidiaries relating to the transactions contemplated hereby; and (iv) contemporaneously with the making available or giving to the stockholders of the Company, copies of any notices or other information the Company makes available or gives to such stockholders. For the avoidance of doubt, filing the documents required in (i) above via EDGAR or releasing any documents set forth in (ii) above via a recognized wire service shall satisfy the delivery requirements of this Section 4(d).

(e)	Listing. The Company shall work in good faith to secure the listing of the Conversion Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, so long as the Buyer owns any of the Securities, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable upon exercise of the Notes. The Company will obtain and, so long as the Buyer owns any of the Securities, maintain the listing and trading of its Common Stock on the Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority (“FINRA”) and such exchanges, as applicable.

(f)	Corporate Existence. So long as the Buyer beneficially owns any of the Securities, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (i) assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose Common Stock is listed or quoted for trading on the Trading Market.

(g)	No Integration; Other Investors. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause the offering of the Securities to be integrated with any other offering of securities by the Company for the purpose of any stockholder approval provision applicable to the Company or its securities.

(h)	Failure to Comply with the Exchange Act. So long as the Buyer beneficially owns any of the Securities, the Company shall comply with the reporting requirements of the Exchange Act; and the Company be subject to the periodic reporting and other reporting requirements of the Exchange Act.

(i)	Breach of Covenants. If the Company breaches any of the covenants set forth in this Section 4, then in addition to any other remedies available to the Buyer pursuant to this Agreement, each such breach will be considered an Event of Default.

(j)	Reservation of Shares. The Company covenants that while the Notes remain outstanding, the Company will reserve from its authorized and unissued Common Stock, three times (3x) the number of shares of Common Stock, free from pre-emptive rights, that would be issuable upon full, unconditioned conversion of all Notes calculated on the basis of the Conversion Price in effect as the Closing Date, which such reserved amounts shall be increased by the Company, or upon the written demand of the Buyer, from time to time. In addition to all other rights in this Agreement and the Notes, if, on any date (the “Reserve Depletion Date”), the Company does not have available enough authorized shares of Common Stock to satisfy any conversion request regarding a Note, the Company shall first convert as much as would be permitted based on the number of authorized and available shares of Common Stock and then repay all remaining outstanding amounts owed under the Notes in full within thirty (30) days of the Reserve Depletion Date at the election of the Buyer.

(k)	Indemnification. Each party hereto (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, employees, and authorized agents, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an “Indemnified Party”) from and against any Damages, joint or several, and any action in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement.

5.	SPECIAL COVENANTS

(a)	Repayment from Proceeds. While any portion of any Note is outstanding, if the Company receives cash proceeds from the issuance of securities pursuant to the ELOC Agreement, or pursuant to the exercise of any purchase under the Warrant, the Buyer shall have the right in its sole discretion to require the Company to immediately apply up to 10% of such proceeds to repay all or any portion of the outstanding amounts owed under the Notes.

(b)	Compliance with Rule 15c2-11. The Company take all actions to maintain as publicly available all information required by paragraph (b) of Rule 15c2-11 of the Exchange Act (as effective on September 26, 2021), as amended, such that brokers or dealers attempting to publish any quotation for the Common Stock or, directly or indirectly, to submit any such quotation for publication, shall be able to comply with Rule 15c2-11(a).

(c)	Audit. The Company shall maintain an engagement with a PCAOB registered accounting firm at all times the Securities are outstanding.

(d)	Right of First Refusal. For so long as any Note remains outstanding, prior to entering into any definitive documents regarding any equity, equity-linked, or debt financing with any third-parties (a “Subsequent Financing”), the Company shall present the terms of such contemplated Subsequent Financing to the Buyer as a right of first refusal, and the Buyer shall have the option, in its sole discretion, to participate in such Subsequent Financing on a pro rata basis; provided, however, Buyer shall not have the right to participate in a Subsequent Financing if the Company elects to use proceeds therefrom to satisfy its obligations to Buyer pursuant to this Agreement and the Notes. The Company shall deliver to Buyer a written notice of the Company’s intention to effectuate a Subsequent Financing between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the subsequent financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing. The Buyer shall notify the Company of its election to participate in the Subsequent Financing in writing within ten (10) Trading Days of receiving notice thereof from the Company. For the avoidance of doubt a Subsequent Financing shall not include (A) the issuance of Common Stock pursuant to such an agreement already in existence at the date of this Agreement or pursuant to the Company’s 2024 Equity Incentive Plan, as such plan may be amended, restated, supplemented, or otherwise modified from time to time, or (B) the issuance of Common Stock in connection with strategic acquisitions, joint ventures, or other similar strategic transactions.

(e)	Roll-Over Rights. For so long as any Note remains outstanding, the Buyer shall have the right, in its sole discretion to rollover all or any portion of the outstanding principal amount of the Note(s), together with all accrued but unpaid interest thereon, into the securities issued in a Subsequent Financing on the same terms and conditions applicable to the other investors participating therein (the “Roll-Over Right”); provided, however, Buyer shall not have the right to exercise its Roll-Over Right in connection with a Subsequent Financing if the Company elects to use proceeds therefrom to satisfy its obligations to Buyer pursuant to this Agreement and the Note(s). The Company shall deliver to Buyer a written notice of the Company’s intention to effectuate a Subsequent Financing as set forth in Section 5(d) above. The Buyer shall notify the Company of its election to exercise its Roll-Over Right in writing within ten (10) Trading Days of receiving notice thereof from the Company.

(f)	Registration Statement. The Company shall file with the SEC, within fifteen (15) Business Days after the Execution Date, a registration statement on Form S-1 covering the offering and resale of the Securities (the “Registration Statement”) pursuant to the Registration Rights Agreement. If such Registration Statement is not filed on or before the date that is fifteen (15) Business Days after the Execution Date, such failure will result in an Event of Default and Buyer shall have the option, in its sole discretion, to use the Default Conversion Price as the Conversion Price of the Note(s), at any time, and from time to time, thereafter while any Note remains outstanding.

(g)	Stockholder Approval. The Company will use commercially reasonable efforts, including without limitation by the filing of a proposal in a preliminary proxy statement filed with the SEC on Schedule 14A (the “Preliminary Proxy Statement”) and, thereafter, a definitive proxy statement filed with the SEC on Schedule 14A (the “Definitive Proxy Statement”), to obtain Stockholder Approval, which shall expressly allow for issuances of all Securities hereunder, under the ELOC Agreement, and under the Warrant. If Stockholder Approval is not obtained by May 15, 2026 (as such date may be extended if the meeting is adjourned one or more times for purposes of soliciting additional votes for the Shareholder Approval for not more than thirty (30) calendar days), such failure will result in an Event of Default and Buyer shall have the option, in its sole discretion to use the Default Conversion Price as the Conversion Price of the Notes, at any time, and from time to time, thereafter while the Note(s) remain outstanding. “Stockholder Approval” means the approval of the holders of a majority of the Company’s outstanding voting Common Stock that are present or represented by proxy at a meeting, to effectuate the transactions contemplated by this Agreement, the issuance of all of the Securities in excess the Exchange Cap, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock. “Exchange Cap” means that threshold amount of shares that the Company cannot issue to the Buyer related to this Agreement, and any other agreements with the Buyer, without first obtaining the approval of the Company’s stockholders in compliance with the rules of the Trading Market. For the avoidance of doubt, the Company shall obtain Stockholder Approval regarding the issuance to the Buyer of 20% or more of its outstanding shares of Common Stock as required by the NASDAQ stock market rules regarding the shares of Common Stock issuable under the Notes, the ELOC Agreement, and the Warrant. The Company shall use its best efforts to permit the Buyer to review and comment upon the proxy statement within a reasonable time prior to their filing with the SEC, and the Company shall give reasonable consideration to all such comments

(h)	Variable Rate Prohibition. For so long as any Note remains outstanding, the Company shall not enter into, issue, or amend any Variable Rate Transaction or equity-linked financing with price reset or floating conversion features without Buyer’s prior written consent. Notwithstanding the foregoing, the Company may enter into or amend any Variable Rate Transaction or equity-linked financing with price reset or floating conversion features without the prior written consent of the Buyer if the use of proceeds from such transaction is to repay all of the Notes in full and no further Notes may be issued pursuant to this Agreement. Notwithstanding the foregoing, the Company shall be permitted to effect a secondary offering of shares of Common Stock or other equity securities of the Company, provided that the aggregate amount such offering does not exceed $10,000,000, (b) a private placement of convertible preferred stock or other securities convertible or exercisable, as applicable, into Common Stock at a fixed conversion or exercise price, as applicable, provided that the aggregate amount of such offering does not exceed $10,000,000, and/or (c) a bona fide purchase order that qualifies for factoring by a traditional commercial factor at a factoring rate of less than 3% per month has a face value of no less than $5,000,000.

(i)	Breach of Covenants. If the Company breaches any of the covenants set forth in this Section 5, then in addition to any other remedies available to the Buyer pursuant to this Agreement, each such breach will be considered an Event of Default.

6.	Transfer Agent Instructions. Prior to registration of the Conversion Shares under the Securities Act or the date on which the Conversion Shares may be sold pursuant to Rule 144 without any restriction as to the number of Securities as of a particular date that can then be immediately sold, all such certificates shall bear the restrictive legend specified in the Notes or Warrants as applicable. The Company warrants that: (i) no stop transfer instructions will be given by the Company to its Transfer Agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Note(s); (ii) it will not direct its Transfer Agent not to transfer or delay, impair, and/or hinder its Transfer Agent in transferring (or issuing) (electronically or in certificated form) any certificate for Conversion Shares to be issued to the Buyer upon conversion of or otherwise pursuant to the Note, as and when required by the Note(s) or this Agreement; and (iii) it will not fail to direct its Transfer Agent not to remove or impair, delay, and/or hinder its Transfer Agent from removing any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Conversion Shares as contemplated by the terms of this Agreement and the Note(s), as applicable. Nothing in this Section shall affect in any way the Buyer’s obligations and agreement to comply with all applicable prospectus delivery requirements, if any, upon re-sale of the Securities. If the Buyer provides the Company, with (i) an opinion of counsel in form, substance and scope customary for opinions in comparable transactions and upon which the Transfer Agent may rely, to the effect that a public sale or transfer of any Securities may be made without registration under the Securities Act and such sale or transfer is effected or (ii) the Buyer provides reasonable assurances that the Securities can be sold pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its Transfer Agent to issue one or more certificates, free from restrictive legend, in such name and in such denominations as specified by the Buyer or, in the sole discretion of the Buyer, the Company shall take all action necessary to ensure that such Common Stock is transferred electronically as DWAC (as defined in the Notes) shares. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section may be inadequate and agrees, in the event of a breach by the Company of the provisions of this Section, that the Buyer shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

7.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO SELL. The obligation of the Company hereunder to issue and sell any Note to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)	The Buyer shall have executed this Agreement and delivered the same to the Company.

(b)	The Buyer shall have delivered the Funding Amount in accordance with Section 1 above.

(c)	The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the First Closing Date.

(d)	No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

8.	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO PURCHASE. The obligation of the Buyer hereunder to purchase any Note and fund any such Note at any Closing is subject to the satisfaction, at or before the applicable Closing Date of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

(a)	The Company shall have executed this Agreement and delivered the same to the Buyer on the First Closing Date.

(b)	The Company shall have filed the Registration Statement with the SEC in accordance with Section 5(f) of this Agreement.

(c)	[Reserved.]

(d)	The Company shall have executed the ELOC Agreement and delivered the same to the Buyer on the First Closing Date.

(e)	The Company shall have executed the Registration Rights Agreement and delivered the same to the Buyer on the First Closing Date.

(f)	The Company shall have received authorization and consent from J.J. Astor to grant to Buyer a second priority Lien and security interest in and to all assets of the Company, including, without limitation, the Intellectual Property of the Company.

(g)	The Company shall have delivered to the Buyer the duly executed Note in accordance with Section 1 above on the applicable Closing Date.

(h)	The Company shall have delivered to the Buyer the duly executed Transfer Agent Instruction Letter on the First Closing Date.

(i)	The Company shall have delivered a copy of its Directors’ resolutions relating to the transactions contemplated hereby, the form of which is reasonably acceptable to the Buyer, on the Closing Date.

(j)	No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement, as of each Closing Date.

(k)	No event shall have occurred which could reasonably be expected to have a Material Adverse Effect on the Company including but not limited to a change in the Exchange Act reporting status of the Company or the failure of the Company to be timely in its Exchange Act reporting obligations, as of the subject Closing Date.

(l)	The Company shall have delivered to the Buyer a copy of its certificate of good standing with the State of Delaware dated within five (5) days of the subject Closing.

(m)	The Company shall have delivered a legal opinion to the Transfer Agent regarding the issuance of the Conversion Shares in form and substance acceptable to the Buyer.

(n)	The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Execution Date and the subject Closing Date as though made at such time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the subject Closing Date. The Buyer shall have received a certificate or certificates, executed by the chief executive officer of the Company, dated as of the subject Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer, in the form prescribed by the Buyer.

9.	GOVERNING LAW; MISCELLANEOUS.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any dispute, controversy, difference or claim that may arise between the Company and the Buyer in connection with these Transaction Documents, shall be submitted to binding arbitration governed by the rules of the American Arbitration Association. The seat of the arbitration shall be in the State of Nevada and County of Clark. There shall be only one arbitrator selected in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in English and may be conducted in a virtual setting. The arbitrator’s decision shall be final and binding and judgment may be entered thereon.

(b)	JURY TRIAL WAIVER. THE COMPANY AND THE BUYER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS.

(c)	Counterparts; Signatures by Electronic Mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic mail transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(d)	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

(e)	Severability. In the event that any provision of this Agreement or of any of the Transaction Documents is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

(f)	Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Buyer and the Company.

(g)	Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, or e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by e-mail at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company, to:

CID HOLDCO, INC.

5661 S. Cameron St, Suite 100

Las Vegas, NV 89118

Attn: Charles Maddox

E-mail: charlie@daic.ai

If to the Buyer, to:

WHITE LION CAPITAL, LLC

21031 Ventura Blvd #920

Woodland Hills, CA 91364

Attn: Yash Thukral, Managing Director

E-mail: team@whitelioncapital.com

Either party hereto may from time to time change its address or e-mail for notices under this Section 9(g) by giving prior written notice of such changed address to the other party hereto.

(h)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, subject to Section 4(c), the Buyer may assign its rights hereunder to any person that purchases Securities in a private transaction from the Buyer or to any of its “affiliates,” as that term is defined under the Exchange Act, without the consent of the Company.

(i)	Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(j)	Survival. The representations and warranties of the Company and the agreements and covenants set forth in this Agreement shall survive the Closings hereunder as well as the termination/satisfaction of the Notes until the expiration of the statute of limitations applicable to matters covered thereby. The Company agrees to indemnify and hold harmless the Buyer and all their officers, directors, employees and agents for loss or damage arising as a result of or related to any breach by the Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred. The Buyer agrees to indemnify and hold harmless the Company and all its officers, directors, employees and agents for loss or damage arising as a result of or related to any breach by the Buyer of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

(k)	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)	Remedies.

(i) The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Buyer shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

(ii) In addition to any other remedy provided herein or in any document executed in connection herewith, the Company shall pay the Buyer for all costs, fees and expenses in connection with any arbitration, litigation, contest, dispute, suit or any other action to enforce any rights of the Buyer against the Company in connection herewith, including, but not limited to, costs and expenses and attorneys’ fees, and costs and time charges of counsel to the Buyer; provided, however, that the Company’s obligation to pay such costs, fees, and expenses shall only arise if and to the extent the Buyer prevails in such arbitration, litigation, contest, dispute, suit, or other action.

(n)	Publicity. The Company and the Buyer shall have the right to review a reasonable period of time before issuance of any press releases, SEC, Trading Market, or FINRA filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or SEC, Trading Market or FINRA filings with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

10.	DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Common Stock Equivalents” shall mean any securities of the Company entitling the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Conversion Price” has the meaning set forth in the Note.

“Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Default Conversion Price” has the meaning set forth in the Note.

“Event of Default” has the meaning set forth in the Note.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Material” means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Knowledge” including the phrase “to the Company’s Knowledge” shall mean the actual knowledge after reasonable investigation of the Company’s officers and directors.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, pre-emptive right or any other restriction.

“Material Adverse Effect” means any effect on the business, operations, properties, or financial condition of the Company and/or the Subsidiaries that is material and adverse to the Company and/or the Subsidiaries and/or any condition, circumstance, or situation that prohibits or otherwise materially interferes with the ability of the Company and/or the Subsidiaries to enter into and/or perform its obligations under any Transaction Document.

“Material Subsidiary” means any Subsidiary with assets, liabilities or operations that is material to the business, operations, properties or financial condition of the Company.

“Original Issue Discount” or “OID” means the discount from the original principal amount at which each Note is sold to the Buyer, equal to twenty percent (20%).

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Buyer, in the form of Exhibit C attached hereto.

“Securities” means, collectively, the Notes, the Conversion Shares, and any other securities of the Company issued in connection with or in exchange for any of the foregoing.

“Subsidiary” or “Subsidiaries” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Trading Day” shall mean a day on which the NASDAQ stock market shall be open for business.

“Trading Market” means the NASDAQ stock market.

“Transaction Documents” shall mean this Agreement, the Note, the Transfer Agent Instruction Letter and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean the current transfer agent of the Company, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent in the form of Exhibit D attached hereto, or in such other form approved by the Buyer. .

“Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, Common Stock or Common Stock Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit”, an “at-the-market” offering, or other continuous offering or similar offering of Common Stock or Common Stock Equivalents, whereby the Company may sell Common Stock or Common Stock Equivalents at a future determined price.

“Warrant” means that certain warrant to purchase Common Stock issued by the Company to the Buyer under the ELOC Agreement.

** signature page follows **

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Note Purchase Agreement to be duly executed as of the Execution Date.

COMPANY:

CID HOLDCO, INC.

By:	/s/ Edmund Nabrotzky
Name:	Edmund Nabrotzky
Title:	Chief Executive Officer

BUYER:

WHITE LION CAPITAL, LLC

By:	/s/ Yash Thukral
Name:	Yash Thukral, JD
Title:	Managing Director

** Signature Page to Note Purchase Agreement **

ISSUANCE SCHEDULE

FIRST CLOSING

(1)	(2)	(3)
Buyer	Face Value of Note	Funding Amount
White Lion Capital, LLC	$287,500	$230,000

SUBSEQUENT CLOSINGS

(1)	(2)	(3)
Buyer	Face Value of Note	Funding Amount
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000
White Lion Capital, LLC	$287,500	$230,000

EXHIBITS

A – FORM OF NOTE

B – FORM OF ELOC AGREEMENT

C – FORM OF REGISTRATION RIGHTS AGREEMENT

D - TRANSFER AGENT INSTRUCTIONS